UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2006

Paxar Corporation
(Exact name of registrant as specified in its charter)

New York	1-9493	13-5670050
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

105 Corporate Park Drive
White Plains, New York	10604
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (914) 697-6800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 3, 2006, the Registrant received a letter dated October 31, 2006 from Harvey L. Ganis, stating that he had resigned from the Registrant’s Board of Directors and Audit Committee. Mr. Ganis advised the Registrant that he no longer desires to serve as a director of a public company and does not expect to serve on the board of any other public companies in the future. Mr. Ganis also indicated that his resignation results, in part, from a disagreement with the Registrant concerning a matter relating to the Registrant’s operations, policies or practices.

Mr. Ganis has told the Registrant that he disagrees with the accounting classification of one item reported in the Registrant’s Form 10-Q for the three and nine months ended September 30, 2006 (“Third Quarter Financials”). Mr. Ganis disagrees with the classification of the $1.7 million of legal fees reimbursed to the Company in connection with the settlement of the recent litigation with Zebra Technologies Corporation. Mr. Ganis believes that such amount is a reduction of total legal fees paid, not a reimbursement, and that such amount should be included in "Gain on Lawsuit Settlement" in the Registrant's Consolidated Statement of Income. The Registrant recorded such reimbursement as a reduction of selling, general and administrative expenses, based on the terms of the Registrant’s Contingency Fee Agreement with outside counsel, which stated that "the legal fees paid for work performed up to the [January 1, 2005] effective date of this Agreement by Paxar to [the law firm] will be deducted from the Recovery…if the value of the Recovery is greater than $18 million…." Whether the $1.7 million is included in selling, general and administrative expenses or “Gain on Lawsuit Settlement” would have no effect on the Registrant’s operating income, net income or earnings per share for the three or nine months ended September 30, 2006.

After discussing and reviewing the classification with management and the Registrant’s independent auditor, the Audit Committee, with Mr. Ganis dissenting, approved the classification as reflected in the Third Quarter Financials, as disclosed therein in Note 15, "Gain on Settlement of Patent Litigation."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAXAR CORPORATION (Registrant)

Date: November 8, 2006	By:	/s/ Robert S. Stone
Robert S. Stone
Vice President, General Counsel and Secretary